July 18, 2025

Dear Steven,

Thanks for your detailed response and for sharing our perspective with the Board. I appreciate the technical analysis you've provided regarding DJCO's current accounting approach under ASC 985-20.

That said, I want to ensure we're aligned on both the technical requirements and the specific compliance considerations that require the immediate attention of the Board to these matters, rather than waiting for the next regularly occurring meeting.

I. TECHNICAL ANALYSIS OF DJCO'S ASC 985-20 APPLICATION.

Our assessment indicates a clear disconnect between DJCO's characterization of its development methodology and the objective criteria established under ASC 985-20. While I understand the Company's view that agile development affects the timing of technological feasibility, the standard's requirements are based on demonstrable milestones rather than internal development approaches.

ASC 985-20-25-2 Establishes Capitalization When Either:

1. A detailed program design has been completed and tested; OR
2. A working model of the software exists.

The Exact Language From ASC 985-20-25-2:

> "***985-20-25-2.*** For purposes of this Subtopic, the technological feasibility of a computer software product is established when the entity has completed all planning, designing, coding, and testing activities that are necessary to establish that the product ***can be produced*** to meet its design specifications, including functions, features, and technical performance requirements. At a minimum, the entity shall have performed the activities in either (a) or (b) as evidence that technological feasibility has been established:
>
> a. If the process of creating the computer software product includes a detail program design, all of the following:
>   1. The product design and the detail program design have been completed, and the entity has been established that the necessary skills, hardware, and software technology are vailable to the entity to produce the product.
>   2. The completeness of the detail program design and its consistency with the product design have been confirmed by documenting and tracing the detail program design to product specifications.
>   3. The detail program design has been reviewed for high-risk development issues (for example, novel, unique, unproven functions and features or technological innovations), and any

uncertainties related to identified high-risk development issues have been resolved through coding and testing.

b. If the process of creating the computer software product does not include a detail program design with the features identified in (a), both of the following:
    1. A product design and a working model of the software product have been completed.
    2. The completeness of the working model and its consistency with the product design have been confirmed by testing."

We've highlighted "can be produced" in that quote, as this appears to be the key technical distinction that warrants Board consideration. Technological feasibility does not require the *development* of a software product to trigger a capitalization obligation, but rather the *technological feasibility* of the software product. As you will see below in Section II, this is why DJCO's competitors are capitalizing their software development costs.

Journal Technologies Clearly Exceeds Both Thresholds for Triggering Capitalization Under ASC 985-20-25-2:

- eCourt, eDefender, eProsecutor, and eSupervision are mature, commercially deployed platforms, not development-stage products;
- These systems generate 76% of DJCO's consolidated revenue across multiple jurisdictions;
- The platforms have undergone years of continuous enhancement with proven commercial viability; and
- Each system serves mission-critical functions with demonstrated customer retention.

Regarding the "Agile Methodology" Characterization:

- ASC 985-20 doesn't provide exceptions for specific development methodologies;
- Technological feasibility is determined by objective criteria rather than internal development preferences;
- Your platforms demonstrate completed, detailed program designs that have been extensively tested in production environments; and
- The existence of working models generating substantial recurring revenue is well-established.

II. INDUSTRY CONTEXT FOR PERSPECTIVE.

To help calibrate our assessment, we've reviewed Tyler Technologies—DJCO's closest peer in justice system software, which correctly capitalizes software development costs under identical ASC 985-20 requirements. Tyler cannot explain any material difference in development stages that would justify disparate accounting treatment, nor does any such language in the codified sections of GAAP accounting standards permit any such disparate treatment.

Critical Questions for the Board:

- How can DJCO's mature, revenue-generating platforms be at an earlier development stage than Tyler's comparable systems?
- What specific technical evidence supports the claim that eCourt (deployed across multiple jurisdictions for years) lacks technological feasibility?

- Why would auditors accept accounting treatment that results in zero intangible assets for a company deriving 76% of revenue from software platforms?

III. CONSIDERATIONS REGARDING AUDITOR REVIEW.

While I understand BDO has reviewed and accepted the current treatment, there are important limitations worth noting:

a) Auditor Scope Limitations:

- Auditor "acceptance" does not constitute protection against SEC enforcement or shareholder litigation (all accounting mishaps had an auditor rubber-stamping non-compliant financial reporting).
- **Buxton Helmsley has personally documented audit failures at three of the "Big 4" firms,** including one of them separating from an engagement after our intervention. As if matters could not get worse, we have even caught vastly different accounting practices across clients of *the same* audit firms.

b) Regulatory Reality:

- The SEC has not reviewed DJCO's specific software accounting treatment.
- The existence of a Form 10-K disclosure does not provide a safe harbor for non-compliant GAAP application.
- Recent enforcement actions demonstrate heightened scrutiny of technology company accounting practices.

IV. PERSPECTIVE ON MR. MUNGER'S APPROACH.

I understand and respect the Company's desire to maintain consistent accounting practices. That said, we believe Mr. Munger's clear emphasis on transparency and legal compliance suggests he would want any accounting treatment to fully satisfy the objective requirements set forth as part of GAAP. As you know, especially as he grew wiser, one of Mr. Munger's biggest professions was the number of times he later realized he was wrong. The Board can clearly see this would be one of those times. Mr. Munger was human, just as much as you all are. Mr. Munger, whom I very much admire, would be opting to correct any financial reporting inaccuracies the minute he knew they were so affirmatively not in compliance with GAAP—mistakes happen (but it is no longer a mistake when immediate correction does not occur).

GAAP as an Objective Framework:

- Accounting standards are objective rules, not subjective management preferences;
- "Conservative" treatment cannot justify systematic understatement of asset values any more than "aggressive" treatment can justify overstatement (which is also why they, in the context of bankruptcy, classify an underreporting of assets as fraud—stakeholders do not know the value at hand without accurate financial reporting, which means that financial reporting may be conservative nor aggressive or otherwise mislead stakeholders as to reality);
- Mr. Munger championed legal compliance and transparency—principles that require accurate financial reporting.

Shareholder Impact:

- Understated assets harm shareholders by depressing valuation and limiting strategic optionality;
- Proper accounting does not "create" value—it accurately reports existing economic substance; and
- The Board's fiduciary duty requires objective financial presentation, not accounting manipulation disguised as conservatism.

V. TIMING CONSIDERATIONS FOR BOARD REVIEW.

In this situation, these are the immediately required steps (public companies are statutorily allowed *four business days* once a need for financial statements becomes apparent, and an extension of that disclosure deadline is not afforded if operational priorities differ):

1. **Emergency Board Call:** Schedule promptly to review these technical matters with appropriate expertise;
2. **Specialized Counsel Review:** Consider engaging SEC-specialized outside counsel for an independent assessment; and
3. **Disclosure Planning:** Begin preparing the necessary disclosure on Form 8-K as to the need for restatement of financials.

We emphasized the "four business days" not to be rude, but because that is the ticking clock that requires an emergency Board meeting here.

Concerning our August 4th timeline for final resolution of these matters (which we absolutely know is reasonable, as fiduciaries at other companies have acted in such a swift fashion when they saw it necessary to do so):

- Compliance matters often operate on different schedules than strategic decisions;
- Each day of delay may increase the complexity of remediation; and
- The Board's fiduciary obligations require immediate attention to material compliance issues such as this.

VI. OUR COLLABORATIVE APPROACH.

Our performance-based remediation proposal remains designed to address these matters efficiently while aligning completely with shareholder interests:

A Performance-Based Partnership:

- No remuneration until measurable market cap improvements are achieved throughout correction of DJCO's historical overstatement of expenses in violation of GAAP;
- DJCO gains ongoing specialized expertise in accounting (a dual-CPA/CFE) through the investment firm that discovered DJCO's non-compliance (the Board will otherwise fail to restore its credibility, for several reasons);
- Comprehensive understanding of ASC 985-20 requirements and SEC expectations (with the SEC's Division of Enforcement also having charged previous companies after our finding of accounting violations—we are trying to prevent that at DJCO);

- Documented success in similar compliance situations (we believe Fossil-level results are entirely achievable with enhanced transparency, strategy, and oversight at DJCO); and
- Aligned incentives ensuring Board credibility and shareholder protection.

VII. NEXT STEPS.

The technical nature of software accounting and the materiality of these compliance violations demand immediate Board attention and specialized expertise. Continued delays risk:

- SEC enforcement action;
- Shareholder litigation exposure;
- Further valuation depression; and
- Institutional investor confidence erosion.

Any delays in resolution here dramatically increase the risk exposure for DJCO's Board (and management) in all four of those risk areas.

We request confirmation within 24 hours regarding:

1. Whether an emergency Board meeting is being scheduled for this weekend;
2. Your updated view on the compliance timeline considerations; and
3. DJCO's interest in engaging constructively on our remediation proposal, given the Company's four-business-day disclosure deadline concerning Form 8-K.

These matters are too important to defer to regular meeting schedules when regulatory compliance and fiduciary considerations are involved.

VIII. PHASE II VALUE CREATION - UNLOCKING DJCO'S FULL POTENTIAL.

While GAAP compliance remediation represents the immediate priority, we are excited about the substantial value creation opportunities we see in Phase II of our collaboration. Once we have restored proper financial reporting, we believe Journal Technologies is positioned for remarkable growth across several vectors:

i) **Software Platform Expansion:** Journal Technologies has built an exceptional foundation in the justice ecosystem. We see meaningful opportunities to expand the platform's footprint across adjacent segments—from expanded court systems to law enforcement agencies and administrative law organizations—with significant scalability potential that could dramatically increase recurring revenue streams.

ii) **Institutional Investor Engagement:** Proper GAAP compliance will enable DJCO to engage with institutional investors who are currently wrongly evaluating the Company due to the accounting presentation issues. On that same note, the Company could use analyst coverage to also expand the Company's access to investors for further growth. We also believe the Company's investors would greatly benefit from a quarterly conference call, to ensure that value is fully communicated and there are no questions about value. If aspects of value are questioned by investors, or value is not fully communicated, the Company will not reach the full potential of its fair value. We are not talking about a "conservative" or "aggressive" valuation, but a *fair* valuation. We will also point out that GAAP requires an impairment charge

if the carrying value of an intangible asset exceeds its fair value, so we would fully advocate a reported expense if the Company faces the opposite situation compared to now.

iii) **Strategic Positioning Enhancement:** Journal Technologies has developed mission-critical infrastructure that serves as the backbone of justice system operations. We see opportunities to leverage this positioning through strategic partnerships, expanded service offerings, and enhanced competitive moats that could drive both revenue growth and margin expansion.

iv) **Capital Structure Optimization:** With proper asset recognition and improved market visibility, DJCO will have enhanced strategic optionality around capital deployment, potential acquisitions, and balance sheet optimization while preserving the valuable investment portfolio strategy.

These Phase II initiatives, built on the foundation of restored compliance and transparency, represent where we believe the most substantial shareholder value creation will occur. Our conviction in DJCO's potential is precisely why we've structured such an asymmetric performance-based proposal.

* * *

Lastly, we will provide the Company with a link to an AuditAnalytics.com report, illustrating that financial restatements are required just as much when financial statements are "conservative" as when they are "aggressive."

The report (*See* Pg. 36, noting that 36% of the 25 largest restatements for that year of analysis had a *positive* impact on net income, given the realization of "conservative" accounting that was not compliant with GAAP): https://www.auditanalytics.com/doc/AA_RestatementReport_July2020.pdf

We remain committed to working collaboratively with DJCO's leadership to address these technical matters in a way that strengthens the Company's compliance posture and unlocks its full market potential.

Thanks in advance for your continued engagement on these important matters, and we look forward to hearing back in relation to Section VII.

With Wish to Collaborate,

Alexander E. Parker
Chairman of the Board and Chief Executive Officer
Buxton Helmsley USA, Inc.

Cc: Daily Journal Corporation – Board of Directors (All Members)